Exhibit 95
Information concerning mine safety violations or other regulatory matters required by Sections 1503(a) of Dodd-Frank is included below.

Mine Safety and Health Administration Safety Data
Safety is a core value at Black Hills Corporation and at each of its subsidiary operations. We have in place a comprehensive safety program that includes extensive health and safety training for all employees, site inspections, emergency response preparedness, crisis communications training, incident investigation, regulatory compliance training and process auditing, as well as an open dialogue between all levels of employees. The goals of our processes are to eliminate exposure to hazards in the workplace, ensure that we comply with all mine safety regulations, and support regulatory and industry efforts to improve the health and safety of our employees along with the industry as a whole.

Under the recently enacted Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the SEC. Our mining operation, consisting of Wyodak Coal Mine, is subject to regulation by the federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Below we present the following information regarding certain mining safety and health matters for the three month period ended June 30, 2015. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed. The information presented includes:

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Total number of violations of mandatory health and safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which we have received a citation from MSHA;

•	Total number of orders issued under section 104(b) of the Mine Act;

•	Total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health and safety standards under section 104(d) of the Mine Act;

•	Total number of imminent danger orders issued under section 107(a) of the Mine Act; and

•	Total dollar value of proposed assessments from MSHA under the Mine Act.

The table below sets forth the total number of citations and/or orders issued by MSHA to WRDC under the indicated provisions of the Mine Act, together with the total dollar value of proposed MSHA assessments received during the three months ended June 30, 2015 and legal actions pending before the Federal Mine Safety and Health Review Commission, together with the Administrative Law Judges thereof, for WRDC, our only mining complex. All citations were abated within 24 hours of issue.

Mine/ MSHA	Mine Act Section 104 S&S Citations issued during three months ended	Mine Act Section 104(b)	Mine Act Section 104(d) Citations and	Mine Act Section 110(b)(2)	Mine Act Section 107(a) Imminent Danger	Total Dollar Value of Proposed MSHA	Total Number of Mining Related	Received Notice of Potential to Have Pattern Under	Legal Actions Pending as of Last Day of	Legal Actions Initiated During	Legal Actions Resolved During
Identification Number	June 30, 2015	Orders (#)	Orders (#)	Violations (#)	Orders (#)	Assessments	Fatalities (#)	Section 104(e) (yes/no)	Period (#) (a)	Period (#)	Period (#)
Wyodak Coal Mine - 4800083	2	—	—	—	—	$799	—	No	—	—	—
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(a)
The types of proceedings by class: (1) contests of citations and orders - none; (2) contests of proposed penalties - none; (3) complaints for compensation - none; (4) complaints of discharge, discrimination or interference under Section 105 of the Mine Act - none; (5) applications for temporary relief - none; and (6) appeals of judges' decisions or orders to the FMSHRC - none.